UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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PAN AMERICAN GOLDFIELDS LTD.
(Name of Registrant as Specified In Its Charter)

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PAN AMERICAN GOLDFIELDS SENDS LETTER TO STOCKHOLDERS

URGES STOCKHOLDERS TO PROTECT VALUE OF THEIR INVESTMENT

BY REJECTING VORTEX CAPITAL SLATE

RECOMMENDS VOTING THE WHITE PROXY CARD FOR THE ELECTION OF

THE COMPANY’S QUALIFIED NOMINEES TO DELIVER CONTINUED GROWTH IN STOCKHOLDER VALUE

VANCOUVER, BC — May 22, 2013 — Pan American Goldfields Ltd. (OTCQX: MXOM) (the “Company”) today sent the following letter to all of its stockholders, which accompanied its definitive proxy materials filed in connection with its 2013 Annual Meeting of Stockholders to be held on June 17, 2013.

Included below is the full text of the letter to the Company’s stockholders:

PAN AMERICAN GOLDFIELDS LTD.
570 Granville Street, Suite 1200
Vancouver, BC V6C 3P1

May 22, 2013

Dear Fellow Stockholder:

The 2013 Annual Meeting of Stockholders will be a critical juncture for Pan American Goldfields and all of its stockholders.  This is a contested board election and your knowledge of the facts and vote are critical to the continued success of the Company.

YOUR VOTE IS IMPORTANT

VOTE FOR ALL OF THE NOMINEES ON YOUR WHITE PROXY CARD TODAY

When the current members of the Board of Directors first assumed control of Pan American Goldfields just over three years ago, it was a struggling, nearly insolvent mining exploration company with a minority interest in its principal asset and a working capital deficiency of approximately $4.7 million.  It produced no revenue.  Due to the lack of capital and revenue, it faced having its interest in its principal asset, the Cieneguita Project, further reduced from 40% to 25%.

Since then, the current members of the Board of Directors have transformed your Company by eliminating most of its debt and doubling the Company’s interest in the Cieneguita Project to 80%.  Further, the Company now receives a steady stream of revenue and income, and our efforts to complete a preliminary economic analysis (“PEA”) are expected to show the Cieneguita Project to be a very viable silver-gold deposit.  Pan American Goldfields now has positive working capital and its monthly income is providing much of the financing for the future development of the Cieneguita Project.  This will help prevent undue dilution to you as a stockholder.

In a few weeks, we expect to deliver to you a completed PEA for the planned commercial operation at the Cieneguita Project.  It is largely through the activities of Pan American director Gary Parkison that the Company was able to recruit M3 Engineering, one of America’s premier mine engineering firms, to work on the PEA.  It is M3, together with your Board, that will make the final definitive PEA report as to the economics of the planned commercial operation at the Cieneguita Project.

Early this year, we made announcements that marked the culmination of our multi-year strategy.  It began with a plan in late 2010 to diversify risk by efficiently and in a cost-effective manner, acquiring and advancing other exploration opportunities in addition to the Cieneguita Project.  As part of this initiative, we also sought to acquire control of the development of the Cieneguita Project and to improve our terms under the Cieneguita pilot production joint venture agreement with Minera Rio Tinto (“MRT”).  Our strategy evolved to eventually focus on the Cieneguita Project as the deposit graduated from a small resource with unproven economics to an income-producing asset, which, thanks to the current Board’s efforts, has roughly doubled in size.

We intend to continue to build on these accomplishments and maximize stockholder value as we begin the next essential step: completing a Feasibility Study for the Cieneguita Project, a seminal event which we believe will maximize the deposit’s value and make it an attractive acquisition target for mid-cap gold producers.

We expect to commence the Feasibility Study this summer and preparations are already underway to do so.  Your current Board, as many of our stockholders are already aware, is more than qualified to do the job, has a track record of delivering and is very excited to do so.  Each Board nominee has his own distinct expertise to contribute.  All are dedicated to building stockholder value and ensuring the Company’s success.

The right Board of Directors to complete the job:
develop the Cieneguita Project and continue to build stockholder value.

We remain highly aware of the critical role corporate governance plays in protecting and creating stockholder value. And, as we move to the next phase of the Company’s development, we are recommending a slate of Board nominees that ensure continuity in the Company’s successful management, while recognizing the importance of adding individuals to your Board who have directly relevant experience and stature.  Six of our Board nominees are classified as independent directors, as defined under the listing standards of the Nasdaq Stock Market.  Together with the seventh, our current Executive Chairman and Principal Executive Officer, Neil Maedel, they are highly qualified and easily demonstrate an ideal mix of corporate leadership, and operational, financial and M&A expertise.  The addition of two new members to the slate complement the already formidable strengths of your existing Board.  Mr. Knight adds U.S. resource company expertise, while Mr. Marcos Touche adds an exceptional level of Mexico-centric, financial and operational depth to the Board slate.  We are the Board of Pan American Goldfields Ltd., we are your Board as we work to build value for our stockholders.

Elect the Company’s highly qualified independent Board nominees to deliver continued growth in stockholder value.

Your Board is asking you to help to continue Pan American’s momentum by electing the following directors at the 2013 Annual Meeting of Stockholders:

Mr. Hernan Celorrio was the president of Barrick Exploraciones Argentina S.A. when it was developing the Veladero, now one of Barrick’s largest producing gold mines.  He was also a Vice President of Minera Peñoles in Argentina, in addition to sitting on the Board of Directors of Northern Orion Resources and Yamana Resources (Compañia Minera Polimet S.A.) in Argentina. In 2000 and 2002, Hernan was awarded the Mining Businessman of the Year in Argentina. Mr. Celorrio is qualified to sit on our board of directors due to his extensive legal and mining experience.

Mr. Neil Maedel through his company Andean Invest (Bahamas), acted as a consultant to the Company during its reorganization and was responsible for the Company’s refinancing in 2009.  Mr. Maedel is a Thailand-based financier specializing in international resource projects. He served as the Director, Business Development of Manas Petroleum during the period when it acquired interests in Tajikistan, Mongolia, Chile and Albania which have been farmed out for more than $100 million.  Mr. Maedel specializes in emerging resource companies and began as a professional trader and market researcher and writer for Canada Stockwatch during the 1980’s.  He moved to Zurich, Switzerland in 1991, where through his company Protrader Finanz AG, he published research and assisted in financing resource companies and during the 1990s has been associated with some of the industry’s most successful resource start-ups.  Mr. Maedel assumed the role of Executive Chairman and Principal Executive Officer in January 2013.  He has agreed to assume these added responsibilities and workload without any increase to his modest compensation.

Mr. George Young was the President of Pan American Goldfields Ltd, and played a key role in its restructuring and remains a highly-valued director as he remains on the Audit Committee and works closely with the Chairman.  He co-founded, and was a director and the vice president of International Royalty Corp which was later acquired by Royal Gold Ltd, in a transaction worth approximately $750 million.  Previously, Mr. Young was the president and a co-founder of MAG Silver Corp in Vancouver, B.C. where he was principal in negotiating the Fresnillo-Juanicipio joint venture with Penoles in Mexico.  He was also responsible for the acquisition of the Cinco de Mayo which is now one of its core assets.  Prior to that he was CEO of Oro Belle Resources Corporation, during which time he acquired the Gualcamayo project in Argentina, which was the principal asset when Yamana Gold bought Viceroy in an approximately $600 million transaction.  Mr. Young was also a Director of South American Operations for American Resource Corporation, where he was involved in the opening of the Mahoma Mine, the first gold mine in Uruguay in the modern era.  This company was subsequently acquired by Northern Orion Corporation which was later acquired by Yamana Gold Corp. for $1.03 billion.  He was the former chairman of the Utah Section of the Society of Mining Engineers and is a member (inactive) of the State Bar Associations of Colorado, Utah and Texas. He has been involved in over $9 billion in natural resource debt and equity financings in both his legal practice and business management for gold, coal, oil & gas, mining and natural resource companies.

Mr. Randy Buchamer has an extensive background in business administration and finance.  He was the CEO of Voice Mobility and directed its transformation into a profitable company. Prior to this, he was the Managing Director, Operations of The Jim Pattison Group and was responsible for the operations of the 55 company, 25,000 employee conglomerate. Mr. Buchamer was also the CIO and later the COO for Mohawk Oil during its restructuring and return to profitability, listing on the Toronto Stock Exchange and sale to Husky Oil. At the time, Mohawk was one of Canada’s largest independent petroleum and convenience store retailers. Mr. Buchamer was also directly in charge of the operations of Mohawk subsidiary, Mohawk Jade, which had a producing mine in Alaska.

Mr. Gary Parkison is a geologist and project manager and expert regarding the exploration and development of base and precious metals projects. Gary has been an essential part of the development of the Cieneguita Project, and has worked closely with the Board and the Executive Chairman to manage the PEA and Feasibility Study process.  He is the Vice President, Development for Chesapeake Gold Corp., where he most recently managed the successful completion of the pre-feasibility study for the 18.5 million ounce gold, 526 million ounce silver, Metates project in Mexico.  Mr. Parkison previously served as the Vice President-Exploration and Development for Constellation Copper Corporation from April 2004 to December 2008 and Chief Geologist for Cambior USA, Inc. from 1992 to 2000.  Mr. Parkison has participated in or been credited for a number of large copper and gold discoveries, and also has had significant experience in the successful completion of feasibility studies and mine development projects.

Mr. Bob Knight has more than two decades of experience in capital formation and financing focusing mainly in the resource sectors through his company Knight Financial and has been involved in over $100 million in financings for various ventures and previously served as an officer and director of the Company from December 2005 to April 2008 during which the Cieneguita Project was first acquired and financed.

Mr. Ricardo Marcos Touche is the Founder, Chairman and CEO of Manufacturera Libra, a clothing manufacturer based in Torreón, Coahuila, Mexico which has distributed to U.S. retailers such as Macy’s, JC Penny, Saks Fifth Avenue and Sears for the past 30 years.  He is currently on the Board of the Banc de México, a position he has held since 1990.  He was on the Board of Banamex —Citibank from 1991 to 2006.  From 1995 to 2012, he was on the Board of Teléfonos de México (TELMEX) and from 1990 to 1994, and he was the Chairman of the Economic Development Bureau for Torreon, Coahuila.  From 2000 to 2010, he was the Consul, State of Texas for Mexico where he represented energy companies from the State of Texas doing business in Mexico.  Mr. Marcos Touche received his Public Accountant degree from the Instituto Tecnologico de Estudios Superiores de Monterrey, campus Monterrey, Mexico in 1974.

Don’t let Vortex pursue its self-serving, short-term interests, and destroy the value of your investment.

All would be well enough and our efforts and success likely to continue to build in a self-reinforcing and accelerating cycle if not for the obvious self-interested and insincere attack on the Board by hedge fund Vortex Capital, a minority stockholder.  This is where it is key that our stockholders ensure that their interests are respected and their voice is heard.  Therefore, we in the strongest terms, urge you to vote for the Board slate recommended by the Pan American Board.

None of the Vortex nominees is qualified in mining.

A fact stockholders will find troubling is that not one nominee on the Vortex slate has any record of managing a mining company or developing a mining deposit.  In its notice to the Company, none of Vortex nominees claimed any professional credentials or prior experience regarding managing a mineral exploration or production company. They also did not claim (nor do they exhibit) any expertise regarding advancing a known mineral resource to the reserve category.

Only two Vortex nominees have previously served on the Board of Directors of a publicly-traded company. One of them has been involved in some of the industry’s most spectacular failures.

Bruno LeBarber was elected to the Company’s Board based on his false representation that Vortex had wired money to fund a private placement in the Company when in fact this was untrue.  As a Board member he failed to live up to his commitments to the Board, he rarely attended Board meetings (he only attended 5 out of 17 meetings in fiscal 2013) and when he did attend, he often made misleading statements to the Board.  Pan American is the only public company for which Mr. Le Barber claims to have been a director.  Other than Le Barber, Vortex nominee Bill Matcher is the only other Vortex nominee that cites actual public company experience.  According to the Vortex notice he has sat on the boards of four publicly listed companies.  Every one of these companies can be counted as a spectacular resource stock failures.  The four companies named in the notice are Evolving Gold Corp., Q-Gold Resources Ltd., Stealth Energy Inc. (now Blackstream) and First Star Resources Inc.  During the past three years, the share price collapses for these companies have ranged from between 80% and 99%.  Mr. Matcher does not cite a single successful company. We find this extremely troubling that this is the record of their most qualified nominee.

Both of Vortex’s two key nominees falsely claimed to have sent funds to the Company, and committed to making an additional investment leaving the Company in distress.

The two key Vortex nominees, Bruno LeBarber and Emilio Alvarez, have not acted in the best interests of the Company or its stockholders from the beginning. Both failed to perform an agreement to invest in Pan American Goldfields which was the basis on which Vortex principal Bruno LeBarber was appointed to our Board.  At the time Vortex had agreed to invest in the Company, the Company had received a written financing offer from a New York investment bank, with a solid history of financing companies like Pan American.  Pan American declined based on what turned out to be Vortex’s false representations regarding its investment in the Company.  Both Messrs. LeBarber and Alvarez have repeatedly made material misrepresentations to the Company after Mr. LeBarber joined the Board, and have not acted in the best interests of the Company or its stockholders.

Vortex’s actions have been hostile and aggressive to the detriment of the Company and its stockholders.

Vortex partner Mr. Alvarez’s failed attempt to force our Annual Meeting of Stockholders to be held prior to our publishing of our 2013 financial results, which both he and Vortex were aware would show a dramatic improvement in the Company’s finances, and prior to the completion of the PEA, which is expected to demonstrate the economic viability of a much larger operation than previously expected by management at the Cieneguita Project.  The premature holding of the Annual Meeting of Stockholders appears to have been intended to oust current management and directors to the benefit of Vortex, who would then have been in a position to benefit from the work being completed.

Vortex’s actions have been deceptive and misleading.

Mr. Alvarez filed a lawsuit to force the Company to have an Annual Meeting of Stockholders, even though he knew the Company planned to hold an Annual Meeting of Stockholders this June.  After failing in his attempt, Mr. Alvarez and Vortex launched their proxy solicitation disclosing that their real intent was to take over the Company based on their hope that information regarding the PEA and the Company’s financial results would not have been available to stockholders prior to holding the Annual Meeting of Stockholders.  In his lawsuit, Mr. Alvarez claimed to have found material flaws in Pan American as an investment, and this is why Vortex had not invested in accordance with its promises.  At the same time, however, Mr. Alvarez had, according to evidence presented to the Court of Chancery, recommended in writing to his clients that they invest in the Company.  Mr. Alvarez was later paid a commission for two Vortex clients who invested in the Company.

Vortex’s previous actions have not been in the best interests of the Company.

In 2012, Mr. LeBarber voted against the current joint venture agreement with MRT that provides for pilot production at the Cieneguita Project, which provides cash flow for the Company and funds the development of the Cieneguita Project.  The funds from the pilot project have greatly reduced the Company’s need to dilute stockholders by issuing shares to raise money.  In contrast to the Board, Vortex wanted the Company to depend on equity financings. Had the strategy advocated by Mr. LeBarber and Vortex been adopted, the Company would have been forced to raise capital by issuing shares, putting the Company in a very poor position given the current market.  The current Board’s strategy to fund operations through the pilot project has proven to be prescient and highly appropriate given the deterioration in the resource sector.  In addition, Mr. LeBarber delayed the Company’s up-listing to the OTC QX when he refused to complete a Personal Information Form as required by the exchange.

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN - MAKE YOUR VOICE HEARD

PLEASE VOTE THE WHITE PROXY CARD TODAY

As I think is evident in the Christmas holiday launch date for the original Vortex action and its attempt to have an Annual Meeting of Stockholders held prior to the publishing of our 2013 financial results, Vortex hopes that not enough stockholders will mobilize and vote and that our stockholders will remain unaware and thus unmotivated to protect their investment — thus allowing Vortex’s minority position to elect a Board that will implement the Vortex agenda.

Thus, the 2013 Annual Meeting of Stockholders is critical to your Company’s future and every vote counts.  Your vote is important to us.  Regardless of how many Pan American shares you may own, we encourage you to make your shares count and protect your interests and rights as a stockholder by voting.  If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., who is assisting the Company in this matter, at the numbers listed below.

On behalf of Pan American’s Board of Directors, we thank you for your continued support and confidence in us. We remain committed to rewarding your trust and continuing to build value for all stockholders.

Sincerely,

/s/ Neil Maedel

Neil Maedel,
Executive Chairman and Director

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risks, uncertainties and other factors.  The most significant of these risks, uncertainties and other factors are described in the Company’s Annual Report on Form 10-K under “Item 1A — Risk Factors” filed with the Securities and Exchange Commission on May 16, 2013. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Additional Information

Pan American Goldfields Ltd., its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Pan American stockholders in connection with the matters to be considered at Pan American’s 2013 Annual Meeting of Stockholders.  Pan American has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting of Stockholders. PAN AMERICAN STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Pan American with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by writing to Pan American Goldfields Ltd., 570 Granville Street, Suite 1200, Vancouver, BC V6C 3P1, by calling Pan American’s proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com.